Exhibit 10(b)

$500,000,000

FACILITY AGREEMENT

Dated as of May 14, 2010

Among

PPL ENERGY SUPPLY, LLC,

as Borrower,

and

MORGAN STANLEY BANK,

as Issuer

Table of Contents

Page

Article I
DEFINITIONS

SECTION 1.01. Certain Defined Terms	1
SECTION 1.02. Computation of Time Periods	6

Article II

AMOUNTS AND TERMS OF THE LETTERS OF CREDIT

SECTION 2.01. Letter of Credit Commitments; Letters of Credit	6
SECTION 2.02. Letter of Credit Commitments; Issuance of and Drawings under Letters of Credit	7
SECTION 2.03. Repayment of Letter of Credit Loans	11
SECTION 2.04. Obligations Unconditional; Limitations of Liability	11
SECTION 2.05. Prepayments	12
SECTION 2.06. Interest on Letter of Credit Loans	12
SECTION 2.07. Letter of Credit Fees, Etc	13
SECTION 2.08. Payments and Computations	13
SECTION 2.09. Evidence of Debt	13

Article III

CONDITIONS TO EFFECTIVENESS AND OF
ISSUANCES OF LETTERS OF CREDIT

SECTION 3.01. Conditions to Effectiveness	14
SECTION 3.02. Conditions Precedent to Each Issuance or Amendment	15

Article IV

REPRESENTATIONS AND WARRANTIES

SECTION 4.01. Representations and Warranties	16

Article V

EVENTS OF DEFAULT; SUCCESSION EVENT
SECTION 5.01. Events of Default	17
SECTION 5.02. Succession Event	17
Article VI

THE PAYING AGENT

SECTION 6.01. Authorization and Action	18

Article VII

MISCELLANEOUS

SECTION 7.01. Amendments, Etc.	18
SECTION 7.02. Notices, Etc.	18
SECTION 7.03. No Waiver; Remedies	19
SECTION 7.04. Costs and Expenses; Indemnity.	19
SECTION 7.05. Binding Effect	20
SECTION 7.06. Assignments and Participations	21
SECTION 7.07. Set-off	21
SECTION 7.08. Execution in Counterparts	21
SECTION 7.09. No Liability of MSB	21
SECTION 7.10. Jurisdiction, Etc.	22
SECTION 7.11. Governing Law	22
SECTION 7.12. Waiver of Jury Trial	22

EXHIBITS
Exhibit A	-	Form of Letter of Credit
Exhibit B	-	Form of Request for Commitment and Commitment Confirm
Exhibit C	-	Anti-Money Laundering Form

FACILITY AGREEMENT

This FACILITY AGREEMENT dated as of May 14, 2010 is made and entered into by and between PPL ENERGY SUPPLY, LLC, a Delaware limited liability company (the “Borrower”), and MORGAN STANLEY BANK (in its individual capacity, “MSB”).

The Borrower has requested that MSB agree to make commitments to issue Letters of Credit for the account of the Borrower to support certain obligations of the Borrower or Subsidiaries or other affiliates of the Borrower.  MSB has indicated its willingness to agree to make such commitments on the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements contained herein, the parties hereto hereby agree as follows:

ARTICLE I
DEFINITIONS

SECTION 1.01. Certain Defined Terms.  As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

 “Acceptance Date” has the meaning specified in Section 2.02(b)(ii).

 “Acceptance Period Expiration” has the meaning specified in Section 2.02(b)(i)(E).

 “Agreed Rate” has the meaning specified in Section 2.07(a).

 “Applicable Margin” means, for any Letter of Credit Loan, the rate per annum of the Letter of Credit Fee applicable to the Letter of Credit in respect of which such Letter of Credit Loan shall have been made.

 “Available Amount” means, at any time in respect of any Letter of Credit, the maximum amount available to be drawn under such Letter of Credit at such time (assuming compliance at such time with all conditions to drawing).

 “Bankruptcy” means, in the case of any Person, that such Person (i) is dissolved (other than pursuant to a consolidation, amalgamation or  merger); or (ii) becomes insolvent or is unable to pay its debts, or fails, or admits in writing its inability generally, to pay its debts as they become due; or (iii) makes a general assignment, arrangement or composition with or for the benefit of its creditors; or (iv) institutes or has instituted against it a proceeding, whether judicial, quasi-judicial or administrative, seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors’ rights, or is subject to a petition presented for its winding-up or liquidation, and, in the case of any such proceeding or petition instituted or presented against it, such proceeding or petition (A) results in a judgment of insolvency or bankruptcy or the entry of an order for relief or the making of an order for its winding-up or liquidation or (B) is not dismissed, discharged, stayed or restrained in each case within 30 days of the institution or presentation thereof; or (v) has a resolution passed for its winding-up, official management or liquidation (other than pursuant to a consolidation, amalgamation or merger); or (vi) seeks or becomes subject to the appointment of an administrator, provisional liquidator, liquidator, conservator, receiver, trustee, custodian or other similar official for it or for all or substantially all its assets; or (vii) has a secured party or a governmental entity take possession of all or substantially all its assets or has a distress, execution, attachment, sequestration or other legal process levied, enforced or sued on or against all or substantially all its assets and such  secured party or governmental entity maintains possession, or any such process is not dismissed, discharged, stayed or restrained, in each case within 30 days thereafter; or (viii) causes or is subject to any event with respect to which, under the applicable laws of any jurisdiction, has an analogous effect to any of the events specified in clauses (i) to (vii) (inclusive).

 “Bond” means any obligation of a type included in the definition of “Borrowed Money” that is in the form of, or represented by, a bond, note (other than notes delivered pursuant to Loans), certificated debt security or other debt security and shall not include any other type of “Borrowed Money”.

 “Borrowed Money” means any obligation (excluding an obligation under a revolving credit arrangement for which there are no outstanding, unpaid drawings in respect of principal) for the payment or repayment of borrowed money (which term shall include, without limitation, deposits and reimbursement obligations from drawings pursuant to letters of credit).

 “Borrower” has the meaning specified in the recital of parties to this Agreement.

 “Business Day” means each day of the year on which banks are not required or authorized by law to close in New York City.

 “Commitment Cap” has the meaning specified in Section 2.02(b)(i)(B).

 “Commitment Confirm” means a written confirmation of the terms of a Letter of Credit Commitment in the form of attached hereto as Exhibit B, whether issued pursuant to a Request for Commitment in Whole or a Request for Commitment in Part.

 “Commitment Effective Date” means, for each Letter of Credit Commitment, the effective date of such Letter of Credit Commitment as set forth in the Commitment Confirm for such Letter of Credit Commitment.

 “Commitment Expiration Date” means, for each Letter of Credit Commitment, the expiration date of such Letter of Credit Commitment as set forth in the Commitment Confirm for such Letter of Credit Commitment; provided, however, that no Commitment Expiration Date shall be later than the Termination Date.

 “Commitment Fee” has the meaning specified in Section 2.07(a).

 “Commitment Fee Offer” has the meaning specified in Section 2.02(a)(ii).

 “Commitment Portion” has the meaning specified in Section 2.02(b)(iii)(A).

 “Default” means any Event of Default or any event that would constitute an Event of Default but for the passage of time or the requirement that notice be given or both.

 “Default Interest” has the meaning set forth in Section 2.06(b).

 “Dollars” and “$” means the lawful currency of the United States.

 “Effective Date” has the meaning specified in Section 3.01.

 “Eurodollar Rate” means, for any Interest Period, a rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) appearing on Reuters Screen LIBOR01 (or any successor page) as the London interbank offered rate for deposits in Dollars at 11:00 a.m. (London time) two London Business Days before the first day of such Interest Period for a period equal to such Interest Period; provided that, if for any reason such rate is not available, the term “Eurodollar Rate” shall mean the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) appearing on Reuters Screen LIBO Page as the London interbank offered rate for deposits in Dollars at approximately 11:00 a.m. (London time) two London Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period; provided if more than one rate is specified on Reuters Screen LIBO Page, the applicable rate shall be the arithmetic mean of all such rates.

 “Events of Default” has the meaning specified in Section 5.01.

 “Expiration Date” means, for each Letter of Credit, the expiration date of such Letter of Credit as set forth therein.

 “Force Majeure Event” means any force majeure event or act of state that affects the issuance or the amendment of a Letter of Credit, is beyond the control of the Issuer and that the Issuer could not, after using reasonable commercial efforts (which will not require the Issuer to incur an expense or loss, other than immaterial, incidental expenses), overcome.

 “Indemnified Party” has the meaning specified in Section 7.04(b).

 “Interest Period” means, for each Letter of Credit Loan, the period commencing on the date of such Letter of Credit Loan and ending on the last day of the calendar quarter in which such Letter of Credit Loan is made, and, thereafter, each subsequent period commencing on the first day of a calendar quarter and ending on the last day of such calendar quarter.

 “ISP98” means the International Standby Practices (ISP98), in force as of January 1, 1999, ICC Publication No. 590.

 “Issuer” means MSB, in its capacity as issuer of Letters of Credit; provided, however, that notwithstanding anything in this Agreement to the contrary, MSB shall not issue any Letter of Credit where the beneficiary of such Letter of Credit is an affiliate of Morgan Stanley, a Delaware corporation.

 “L/C Related Documents” has the meaning specified in Section 2.04(a)(i).

 “Letter of Credit” means an irrevocable letter of credit in substantially the form of Exhibit A or in such other form satisfactory to MSB in its sole discretion, issued pursuant to Section 2.02.

 “Letter of Credit Commitment” means a commitment by MSB to issue Letters of Credit on the terms and conditions set forth herein up to the amount set forth in the Commitment Confirm relating to such commitment, whether such Commitment Confirm is issued pursuant to a Request for Commitment in Whole or a Request for Commitment in Part.

 “Letter of Credit Fee” has the meaning specified in Section 2.07(b).

 “Letter of Credit Loan” has the meaning specified in Section 2.02(e).

 “Loan” means any obligation of a type included in “Borrowed Money” that is documented by a term loan agreement, revolving loan agreement or other similar credit agreement and shall not include any other type of “Borrowed Money”.

 “London Business Day” means each day on which dealings are carried on in the London interbank market.

 “Maximum Commitment Fee” has the meaning specified in Section 2.02(b)(i)(D).

 “MSB” has the meaning specified in the recitals hereto.

 “MSB Account” means Account No. 30632041 maintained in the name of MSB with Citibank, N.A. (ABA#021-000-089) in New York, NY 10043.

 “Paying Agent” has the meaning specified in Section 6.01.

 “Person” means an individual, partnership, corporation (including a business trust), limited liability company, joint stock company, trust, unincorporated association, joint venture or other entity, or a government or any political subdivision or agency thereof.

 “Relevant Obligations” means, in connection with any Succession Event, the obligations constituting Bonds and Loans of the Borrower outstanding immediately prior to the effective date of the Succession Event, excluding any debt obligations outstanding between the Borrower and any of its affiliates.

 “Repayment Schedule” means, for each Letter of Credit Loan, repayment of 80% of the principal amount of such Letter of Credit Loan within twenty Business Days from the date of such Letter of Credit Loan and repayment of the balance of such principal amount of such Letter of Credit Loan in twelve (12) equal monthly installments on the last day of each month thereafter, beginning with such last day next following such twentieth Business Day; provided, however, that, with respect to each Letter of Credit Loan relating to any Letter of Credit, the full balance of such Letter of Credit Loan shall be repayable in full on the stated Expiration Date for such Letter of Credit or, if the expiration date of such Letter of Credit is extended in accordance with its terms beyond the stated Expiration Date for such Letter of Credit, the latest possible expiration date for such Letter of Credit (or, in each case, if earlier, the Termination Date or the date on which all of the Borrower’s obligations hereunder are accelerated pursuant to Section 5.01).

 “Request for Commitment in Part” has the meaning specified in Section 2.02(b)(i).

 “Request for Commitment in Whole” has the meaning specified in Section 2.02(a)(i).

 “SEC” means the Securities and Exchange Commission.

 “Subsidiary” of any Person means any corporation, partnership, joint venture, limited liability company, trust or estate of which  (or in which) more than 50% of (a) the issued and outstanding capital stock (or other equity interests) having ordinary voting power to elect a majority of the board of directors, managers or trustees of such entity (irrespective of whether at the time capital stock or other equity interests of any other class or classes of such entity shall or might have voting power upon the occurrence of any contingency), (b) the interest in the capital or profits of such partnership, joint venture or limited liability company or (c) the beneficial interest in such trust or estate is directly or indirectly owned or controlled by such Person, by such Person and one or more of its other Subsidiaries or by one or more of such Person’s other Subsidiaries.

                 “Succession Event” means, with respect to the Borrower, (a) the occurrence of an event, such as a merger, consolidation, amalgamation, transfer of assets or liabilities, demerger, spin-off or other similar event in which another entity succeeds to the obligations of the Borrower, whether by operation of law or pursuant to any agreement and (b) either (i) the ISDA Credit Derivatives Determination Committee (the “Committee”) has determined that such event constitutes a “Succession Event” with respect to the Borrower or, (ii) if the Committee has declined to make a determination regarding such event, MSB has determined in its reasonable discretion that such event constitutes a Succession Event hereunder, it being understood and agreed that MSB shall not determine that any such event constitutes a Succession Event hereunder if the Committee has expressly determined, after deliberation, that such event does not constitute a Succession Event.  Notwithstanding the foregoing, “Succession Event” shall not include an event in which the holders of obligations of the Borrower exchange such obligations for the obligations of another entity, unless such exchange occurs in connection with a merger, consolidation, amalgamation, transfer of assets or liabilities, demerger, spin-off or other similar event.  For purposes of the definition of “Succession Event,” “succeeds” means, with respect to the Borrower and its Relevant Obligations, that a party other than the Borrower (x) assumes or becomes liable for such Relevant Obligations whether by operation of law or pursuant to any agreement or (y) issues Bonds that are exchanged for such Relevant Obligations, in each case such that Borrower is no longer an obligor (primarily or secondarily) or guarantor with respect to such Relevant Obligations.

 “Termination Date” means May 14, 2017.

 “UCP” means the Uniform Customs and Practice for Documentary Credits, 2007 Revision, ICC Publication No. 600.

 “U.S.” and “United States” means United States of America.

SECTION 1.02. Computation of Time Periods.  In this Agreement in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding.”

ARTICLE II
AMOUNTS AND TERMS OF THE LETTERS OF CREDIT

SECTION 2.01. Letter of Credit Commitments; Letters of Credit.  (a) MSB may, during the period from the Effective Date until 60 days before the Termination Date, in its sole discretion, on the terms and conditions hereinafter set forth, at any time make Letter of Credit Commitments to the Borrower; provided, however, that the amount of any Letter of Credit Commitment requested by the Borrower at any time may not exceed an amount equal to the difference of (i) $500,000,000 minus (ii) the aggregate amount of all other Letter of Credit Commitments outstanding at such time.

(b)      If MSB has made a Letter of Credit Commitment pursuant to subsection (a) above, then MSB agrees, on the terms and conditions hereinafter set forth, to issue Letters of Credit in Dollars from time to time on any Business Day prior to the expiration of such Letter of Credit Commitment (it being understood and agreed that, subject to the other terms and conditions herein, the Borrower may obtain Letters of Credit for its account on behalf of its Subsidiaries and other affiliates).  The Available Amount of any Letter of Credit issued pursuant to a Letter of Credit Commitment may not exceed an amount equal to the difference of (i) the amount of the Letter of Credit Commitment pursuant to which such Letter of Credit is requested to be issued minus (ii) the sum of (A) the aggregate Available Amount of all other Letters of Credit issued on or prior to the date of issuance of such Letter of Credit pursuant to such Letter of Credit Commitment and (B) the aggregate outstanding amount of all Letter of Credit Loans made as a result of drawings on Letters of Credit issued pursuant to such Letter of Credit Commitment.  No Letter of Credit shall have an Expiration Date later than (and if the expiration date of a Letter of Credit may be extended in accordance with its terms beyond the Expiration Date, the latest possible expiration date for such Letter of Credit shall be no later than) the day that is 30 days prior to the Termination Date (or, if such day is not a Business Day, the immediately preceding Business Day).

        SECTION 2.02. Letter of Credit Commitments; Issuance of and Drawings under Letters of Credit.

(a)       Requests for Letter of Credit Commitment in Whole.

(i) On any Business Day, the Borrower may, in its sole discretion, request that MSB make a Letter of Credit Commitment by delivering to MSB a request for commitment in whole (each, a “Request for Commitment in Whole”), in the form set forth in Exhibit B hereto.  Each such Request for Commitment in Whole shall be made by 11:00 a.m. (New York City time) on such day by e-mail or other electronic communication and, if receipt thereof is not promptly acknowledged by MSB, confirmed by telephone, specifying the following:

(A) The Commitment Effective Date (which shall be a Business Day no earlier than three Business Days subsequent to the date that such Request for Commitment in Whole is received by MSB);

(B) The amount of such Letter of Credit Commitment; and

(C) The Commitment Expiration Date, which shall be either September 10, December 10, March 10 or June 10 of the relevant year.

(ii) In response to any Request for Commitment in Whole delivered to it, MSB may, acting in its sole discretion, provide to the Borrower by telephone, confirmed immediately by delivery of a Commitment Confirm to the Borrower by e-mail or other electronic communication, by 12:00 noon (New York City time) on such day, the proposed Commitment Fee (the “Commitment Fee Offer”) at which MSB is willing to make the requested Letter of Credit Commitment.  The Commitment Fee Offer shall remain open for the time specified by MSB in such Commitment Fee Offer to the Borrower; provided that, if no time is specified, such time shall be deemed to be 30 minutes from the time such Commitment Fee Offer is made and, if the Borrower has not yet accepted such Commitment Fee Offer pursuant to Section 2.02(a)(iii), MSB may revoke such Commitment Fee Offer by telephone at any time prior to the expiration of the applicable offer period.

(iii) The Borrower may accept such Commitment Fee Offer by telephone, confirmed immediately by e-mail or other electronic communication, which shall be attached to the applicable Request for Commitment in Whole.  If the Borrower accepts a Commitment Fee Offer, the Letter of Credit Commitment shall become effective on the requested Commitment Effective Date.

(b)       Request for Letter of Credit Commitment in Part.

(i) On any Business Day, the Borrower may request that MSB make a Letter of Credit Commitment in a notional amount up to a Commitment Cap (as defined below) by delivering to MSB a request for commitment in part (each, a “Request for Commitment in Part”) in the form of Exhibit B hereto.  Each such Request for Commitment in Part shall be made by 11:00 a.m. (New York City time) on such day by e-mail or other electronic communication and, if receipt thereof is not promptly acknowledged by MSB, confirmed by telephone, specifying the following:

(A) The Commitment Effective Date (which shall be a Business Day no earlier than three Business Days subsequent to the date that such Request for Commitment in Part is received by MSB);

(B) The maximum amount of such Letter of Credit Commitment (the “Commitment Cap”);

(C) The Commitment Expiration Date, which shall be either September 10, December 10, March 10 or June 10 of the relevant year.

(D) The maximum Commitment Fee (the “Maximum Commitment Fee”) which the Borrower is willing to pay for such Letter of Credit Commitment; and

(E) The date on which such Request for Commitment in Part expires (the “Acceptance Period Expiration”).

(ii) On each Business Day on or prior to the Acceptance Period Expiration on which MSB agrees, acting in its sole discretion, to make a Letter of Credit Commitment (each, an “Acceptance Date”) in the amount set forth in the applicable Request for Commitment in Part delivered to it (or any portion thereof), MSB shall promptly provide a Commitment Confirm, which shall be binding on the parties thereto, to the Borrower by e-mail or other electronic communication.

(iii) Each Commitment Confirm shall specify the following:

(A) The amount of the applicable Commitment Cap MSB has agreed to issue (the “Commitment Portion”); and

(B) The Commitment Fee at which such Commitment Portion will be issued.

(iv) The parties hereto agree that (x) the aggregate amount of each Commitment Portion shall not exceed the Commitment Cap set forth in the applicable Request for Commitment in Part, (y) the Commitment Fee shall be no more than the Maximum Commitment Fee set forth in the applicable Request for Commitment in Part, and (z) each such Commitment Confirm shall be attached to the applicable Request for Commitment in Part.

(c)      Issuance of Letters of Credit.  If MSB has made a Letter of Credit Commitment, the Borrower may request that MSB issue a Letter of Credit pursuant to such Letter of Credit Commitment by giving notice to MSB in the form attached hereto as Exhibit D in accordance with Section 7.02; provided, however, that at any time no more than 50 Letters of Credit may be issued and outstanding.  Each such request for an issuance of a Letter of Credit shall be made to MSB by 2:00 P.M. (New York City time) on any Business Day by e-mail or other electronic communication and, if receipt thereof is not promptly acknowledged by MSB, confirmed by telephone, specifying therein: (i) the Letter of Credit Commitment pursuant to which the Letter of Credit is to be issued, (ii) whether or not the Borrower is obtaining such Letter of Credit on behalf of a Subsidiary or other affiliate, and, if so, the name of such Subsidiary or other affiliate, (iii) the requested date of such issuance (which shall be a Business Day at least one Business Day after the date on which MSB receives the request), (iv) the requested Available Amount of such Letter of Credit (which Available Amount shall not exceed (A) where the Letter of Credit Commitment was made pursuant to a Request for Commitment in Whole, an amount equal to the aggregate amount of the Letter of Credit Commitment set forth in the Commitment Confirm for such Letter of Credit Commitment reduced by the sum of (1) the aggregate Available Amounts of all other Letters of Credit issued on or prior to the date of issuance of such Letter of Credit pursuant to such Letter of Credit Commitment and (2) the aggregate outstanding amount of all Letter of Credit Loans made as a result of drawings on Letters of Credit issued pursuant to such Letter of Credit Commitment and (B) where the Letter of Credit Commitment was made pursuant to a Request for Commitment in Part, an amount equal to the aggregate amount of the Commitment Portions set forth in the Commitment Confirms for such Letter of Credit Commitment reduced by the sum of (1) the aggregate Available Amounts of all other Letters of Credit issued on or prior to the date of issuance of such Letter of Credit pursuant to such Letter of Credit Commitment and (2) the aggregate outstanding amount of all Letter of Credit Loans made as a result of drawings on Letters of Credit issued pursuant to such Letter of Credit Commitment), (v) the requested expiration date of such Letter of Credit (which shall not be later than the Commitment Expiration Date for such Letter of Credit Commitment), and, if the terms of such Letter of Credit provide that the expiration date of such Letter of Credit may be extended, the latest possible expiration date for such Letter of Credit (which shall not be later than the date that is 30 days prior to the Commitment Expiration Date for such Letter of Credit Commitment or, if such day is not a Business Day, the next preceding Business Day), and (vi) the requested name and address of the beneficiary of such Letter of Credit.  MSB will, upon fulfillment of the applicable conditions set forth in Article III hereof make a Letter of Credit available to the Borrower no later than 2:00 P.M. (New York City time) on the date specified in such request for issuance (unless a Force Majeure Event has occurred, in which case MSB shall immediately notify the Borrower of such event and the Letter of Credit will be made available to the Borrower upon the Business Day after the termination of the Force Majeure Event) at MSB’s office referred to in Section 7.02 or as otherwise agreed with the Borrower in connection with such issuance; provided, that, in the event that the issuance of a Letter of Credit is delayed due to a Force Majeure Event, the Borrower shall have the right to rescind its request for the issuance of a Letter of Credit at any time until the termination of the Force Majeure Event, at no cost or liability to the Borrower.

(d)      Amendment of Letters of Credit.  If MSB has issued a Letter of Credit pursuant to clause (c) above, the Borrower may request the amendment of such Letter of Credit by giving notice to the Issuer in the form attached hereto as Exhibit E in accordance with Section 7.02.  Each such request for an amendment to an existing Letter of Credit shall be made to the Issuer by 2:00 P.M. (New York City time) on any Business Day prior to the Expiration Date of such Letter of Credit by e-mail or other electronic communication and, if receipt thereof is not promptly acknowledged by MSB, confirmed by telephone, specifying therein: (i) the Letter of Credit to be amended, (ii) the requested effective date of such amendment (which shall be a Business Day at least one Business Day after the date of receipt by MSB of the request), (iii) the requested Available Amount of such amended Letter of Credit (which Available Amount shall not exceed (A) where the Letter of Credit Commitment was made pursuant to a Request for Commitment in Whole, an amount equal to the aggregate amount of the Letter of Credit Commitment set forth in the Commitment Confirm for such Letter of Credit Commitment reduced by the sum of (1) the aggregate Available Amounts of all other Letters of Credit issued on or prior to the date of amendment of such Letter of Credit pursuant to such Letter of Credit Commitment and (2) the aggregate outstanding amount of all Letter of Credit Loans made as a result of drawings on Letters of Credit issued pursuant to such Letter of Credit Commitment and (B) where the Letter of Credit Commitment was made pursuant to a Request for Commitment in Part, an amount equal to the aggregate amount of the Commitment Portions set forth in the Commitment Confirms for such Letter of Credit Commitment reduced by the sum of (1) the aggregate Available Amounts of all other Letters of Credit issued on or prior to the date of amendment of such Letter of Credit or pursuant to such Letter of Credit Commitment and (2) the aggregate outstanding amount of all Letter of Credit Loans made as a result of drawings on Letters of Credit issued pursuant to such Letter of Credit Commitment), and (iv) the requested expiration date of such amended Letter of Credit (which shall not be later than the Commitment Expiration Date for such Letter of Credit Commitment), and, if the terms of such amended Letter of Credit provide that the expiration date of such amended Letter of Credit may be extended, the latest possible expiration date for such amended Letter of Credit (which shall not be later than the date which is 30 days prior to the Commitment Expiration Date for such Letter of Credit Commitment or, if such day is not a Business Day, the immediately preceding Business Day).  The Issuer will, upon fulfillment of the applicable conditions set forth in Article III hereof, make such amended Letter of Credit available to the Borrower no later than 2:00 P.M. (New York City time) on the date specified in such request for amendment (unless a Force Majeure Event has occurred, in which case the Issuer shall immediately notify the Borrower of such event, and the Issuer will make such amended Letter of Credit available to the Borrower upon the Business Day after the termination of the Force Majeure Event) at the Issuer’s office referred to in Section 7.02 or as otherwise agreed with the Borrower in connection with such amendment; provided, that, in the event that the amendment of a Letter of Credit is delayed due to a Force Majeure Event, the Borrower shall have the right to rescind its request for such amendment at any time until the termination of the Force Majeure Event, at no cost or liability to the Borrower.

(e)      Drawing and Letter of Credit Loans.  Each drawing under any Letter of Credit shall constitute a loan (a “Letter of Credit Loan”) to the Borrower in a principal amount equal to the amount of such drawing, which loan shall be a senior unsecured obligation of the Borrower and shall be repaid by the Borrower in accordance with Section 2.03.

(f)      Reuse of Letter of Credit Commitments.  If the Borrower makes any repayment of a Letter of Credit Loan (made as a result of a drawing under a Letter of Credit) or in the event that a Letter of Credit pursuant to which no drawing has been made shall terminate in accordance with its terms, in each case at any time prior to the Commitment Expiration Date of the Letter of Credit Commitment pursuant to which such Letter of Credit was issued, the Borrower may request the issuance of a Letter of Credit or Letters of Credit (in the same manner set forth in subsection (c) above) in an aggregate Available Amount not to exceed the amount of such Letter of Credit Commitment reduced by the sum of (x) the aggregate Available Amount of all other Letters of Credit issued on or prior to the date of issuance of such Letter of Credit pursuant to such Letter of Credit Commitment and (y) the aggregate outstanding amount of all Letter of Credit Loans made as a result of drawings on Letters of Credit issued pursuant to such Letter of Credit Commitment, and the Issuer will make such requested Letter of Credit available to the Borrower at the Issuer’s office referred to in Section 7.02, or as otherwise agreed with the Borrower in connection with such issuance.

SECTION 2.03. Repayment of Letter of Credit Loans.  The Borrower shall repay to the Issuer the principal amount of each Letter of Credit Loan in accordance with the terms of the Repayment Schedule applicable to such Letter of Credit Loan.

SECTION 2.04. Obligations Unconditional; Limitations of Liability.      (a)      The obligations of the Borrower under this Agreement and any other agreement or instrument relating to any Letter of Credit shall be unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement and such other agreement or instrument under all circumstances, including, without limitation, the following circumstances:

(i) any lack of validity or enforceability of this Agreement, any Letter of Credit or any other agreement or instrument relating thereto (all of the foregoing being, collectively, the “L/C Related Documents”);

(ii) any change in the time, manner or place of payment of, all or any of the obligations of the Borrower in respect of any L/C Related Document or any other amendment or waiver of or any consent to departure from all or any of the L/C Related Documents;

(iii) the existence of any claim, defense or other right that the Borrower may have at any time against the Issuer or any beneficiary of a Letter of Credit (or any Persons for which any such beneficiary may be acting) or any other Person, whether in connection with the transactions contemplated by the L/C Related Documents or any unrelated transaction;

(iv) any statement or any other document presented under a Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

(v) payment by the Issuer under a Letter of Credit against presentation of a draft, certificate or other document that does not substantially comply with the terms of such Letter of Credit unless such payment was made as a result of the Issuer’s willful misconduct or gross negligence as determined in a final, non-appealable judgment by a court of competent jurisdiction; or

(vi) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including, without limitation, any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Borrower, unless such defense arises as a result of the Issuer’s willful misconduct or gross negligence as determined in a final, non-appealable judgment by a court of competent jurisdiction.

(b)      Without limiting any other provision of this Agreement or of ISP98 or the UCP (as applicable), the Issuer or confirmer of any Letter of Credit:

(i) shall not be responsible for the identity or authority of any signer or the form, accuracy, genuineness, falsification or legal effect of any statement, certificate or other document presented under any Letter of Credit if such statement, certificate or other document on its face appears to be in accordance with the terms and conditions of such Letter of Credit, as applicable;

(ii) shall not be responsible for any acts or omissions by, or the solvency of, the beneficiary of any Letter of Credit or any other Person having any role in any transaction underlying any Letter of Credit;

(iii) shall not be responsible for any failure of any statement, certificate or other document presented under any Letter of Credit to conform, to comply, or to be in accordance, in any way with any underlying contract or agreement between the beneficiary of such Letter of Credit and the Borrower or any of its affiliates; and

(iv) may accept or pay as complying with the terms and conditions of any Letter of Credit any statement, certificate or other document appearing on its face (A) substantially to comply with the terms and conditions of such Letter of Credit, (B) to be signed or presented by or issued to any successor of the beneficiary or any other Person in whose name such Letter of Credit requires or authorizes that any statement, certificate or other document be signed, presented or issued, including any administrator, trustee in bankruptcy, debtor in possession, liquidator, receiver, or successor by merger or consolidation, or any other Person purporting to act as the representative of or in place of any of the foregoing, or (C) to have been signed, presented or issued after a change of name of the beneficiary.

SECTION 2.05. Prepayments.  The Borrower may, upon at least three Business Days’ notice to the Issuer stating the proposed date and aggregate principal amount of the prepayment, and if such notice is given the Borrower shall, prepay in whole or in part the outstanding aggregate principal amount of the Letter of Credit Loans, together with accrued interest to the date of such prepayment on the aggregate principal amount so prepaid.

SECTION 2.06. Interest on Letter of Credit Loans.  (a) Scheduled Interest.  The Borrower shall pay interest on the unpaid principal amount of each Letter of Credit Loan owing to the Issuer from the date of such Letter of Credit Loan until such principal amount shall be paid in full, at a rate per annum equal, at all times during each Interest Period for such Letter of Credit Loan (and subject to subsection (b) of this Section 2.06), to the sum of (i) the Eurodollar Rate for such Interest Period plus (ii) the Applicable Margin for such Letter of Credit Loan plus (iii) 2% per annum, payable in arrears on the last day of such Interest Period and on the date such Letter of Credit Loan shall be paid in full.

(b)      Default Interest.  Upon the occurrence and during the continuance of a Default, the Borrower shall pay interest (“Default Interest”) on the amount of each Letter of Credit Loan in arrears on each day referred to in subsection (a) of this Section 2.06 and on demand, at a rate per annum equal at all times to 2% per annum above the rate per annum required to be paid on such Letter of Credit Loan pursuant to such subsection (a).

SECTION 2.07. Letter of Credit Fees, Etc.  (a)  The Borrower shall pay to MSB a fee on the unused portion of any Letter of Credit Commitment commencing on the Commitment Effective Date for such Letter of Credit Commitment, quarterly in arrears on the 20th day of each of March, June, September and December and on the earlier to occur of (A) the Commitment Expiration Date for such Commitment and (B) the Termination Date.  Such fee shall equal, with respect to each Letter of Credit Commitment, the unused portion of such Letter of Credit Commitment multiplied by a per annum rate mutually agreed to by the Borrower and MSB (the “Agreed Rate”) in respect of such unused Letter of Credit Commitment (the “Commitment Fee”) in accordance with Section 2.02.

(b)      The Borrower shall pay to the Issuer a fee on the Available Amount of each Letter of Credit requested to be issued pursuant to Section 2.02, commencing on the date of issuance of such Letter of Credit, quarterly in arrears on the 20th day of each of March, June, September and December and on the earlier to occur of (A) the stated Expiration Date of the applicable Letter of Credit (or, if the expiration date of such Letter of Credit is extended in accordance with its terms beyond the stated Expiration Date for such Letter of Credit, the latest possible expiration date for such Letter of Credit) and (B) the Termination Date.  Such fee shall equal, with respect to each Letter of Credit, the Available Amount of such Letter of Credit multiplied by the Agreed Rate (the “Letter of Credit Fee”).

SECTION 2.08. Payments and Computations.      (a)      The Borrower shall make each payment hereunder, not later than 11:00 a.m. (New York City time) on the day when due, in Dollars in same day funds at MSB’s Account or at such other account as may be designated by MSB to the Borrower.

(b)      All computations of interest under Section 2.06 and of fees hereunder shall be made on the basis of a year of 360 days, in each case for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest or fees are payable.  Each determination of such interest rate or fee hereunder by MSB shall be conclusive and binding for all purposes, absent manifest error.

(c)      Whenever any payment hereunder shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest or fee, as the case may be.

SECTION 2.09. Evidence of Debt.  MSB shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to the Issuer resulting from each Letter of Credit Loan owing to it from time to time, including the amounts of principal and interest payable to it from time to time hereunder.  Entries made in good faith by MSB in such account or accounts shall be prima facie evidence of the amount of principal and interest due and payable or to become due and payable from the Borrower to MSB under this Agreement, absent manifest error; provided, however, that the failure of MSB to make an entry, or any finding that an entry is incorrect, in such account or accounts shall not limit or otherwise affect the obligations of the Borrower to MSB under this Agreement.

ARTICLE III
CONDITIONS TO EFFECTIVENESS AND OF
ISSUANCES OF LETTERS OF CREDIT

SECTION 3.01. Conditions to Effectiveness.  Section 2.01 of this Agreement shall become effective on and as of the first date (the “Effective Date”) on which MSB shall have received, on or before the Effective Date, the following, each dated such day (unless otherwise specified), in form and substance satisfactory to MSB:

(a)      Certified copies of the resolutions of the Board of Managers of the Borrower approving this Agreement and the transactions contemplated hereby and thereby, and of all documents evidencing other necessary limited liability company action and governmental and other third party approvals and consents, if any, with respect to this Agreement.

(b)      A copy of a certificate of the Secretary of State of the jurisdiction of organization of the Borrower, dated reasonably near the Effective Date, certifying (i) as to a true and correct copy of the certificate of formation of the Borrower and each amendment thereto on file in such Secretary’s office and (ii) that (A) such amendments are the only amendments to the Borrower’s certificate of formation on file in such Secretary’s office, (B) the Borrower has paid all franchise taxes to the date of such certificate and (C) the Borrower is duly formed and in good standing or presently subsisting under the laws of the State of the jurisdiction of its organization.

(c)      A certificate of the Secretary or any Assistant Secretary of the Borrower, dated the Effective Date (the statements made in which certificate shall be true on and as of the Effective Date), certifying as to (i) the absence of any amendments to the certificate of formation of the Borrower since the date of the Secretary of State’s certificate referred to in Section 3.01(b), (ii) a true and correct copy of the limited liability company agreement of the Borrower as in effect on the date on which the resolutions referred to in Section 3.01(a) were adopted and on the Effective Date, (iii) the due organization and good standing or valid existence of the Borrower as a limited liability company organized under the laws of the jurisdiction of its organization, and the absence of any proceeding for the dissolution or liquidation of the Borrower, and (iv) the names and true signatures of the officers of the Borrower authorized to sign this Agreement.

(d)      A certificate of the Borrower signed on behalf of the Borrower by its President, a Vice President, Treasurer or Assistant Treasurer, dated on the Effective Date (the statements made in which certificate shall be true on and as of the Effective Date), certifying as to (i) the truth of the representations and warranties contained in Section 4.01 of this Agreement as though made on and as of the Effective Date and (ii) the absence of any event occurring and continuing that constitutes a Default.

(e)      A favorable opinion of in-house counsel of the Borrower, in form and substance reasonably satisfactory to MSB.

(f)      A favorable opinion of Dewey & LeBoeuf LLP, counsel to the Borrower, in form and substance reasonably satisfactory to MSB.

SECTION 3.02. Conditions Precedent to Each Issuance or Amendment.  The willingness of the Issuer to issue any Letter of Credit or amend an existing Letter of Credit to increase the Available Amount or change the expiration date thereof pursuant to a Letter of Credit Commitment made pursuant to Section 2.02 hereof shall be subject to the further conditions precedent that on the date of such issuance or amendment:

(a)      the following statements shall be true:

(i) the representations and warranties contained in Section 4.01 of this Agreement are correct in all material respects on and as of such date, before and after giving effect to such issuance or amendment, as the case may be, as though made on and as of such date except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be correct in all material respects as of such earlier date; and

(ii) no Default has occurred and is continuing or would result from such issuance or amendment, as the case may be;

(b)      in the case of an issuance of a Letter of Credit, the Issuer shall have received on or before the date of such issuance the following, each dated such date, in form and substance reasonably satisfactory to the Issuer:

(i) a completed anti-money laundering form in the form of Exhibit C hereto with respect to the beneficiary of such Letter of Credit;

(ii) payment instructions on such beneficiary’s letterhead, in each case with contact details with respect to such beneficiary; and

(iii) such other approvals, opinions or documents as the Issuer may reasonably request.

(c)      in the case of an amendment of an existing Letter of Credit, the Issuer shall have received on or before the date of any such amendment the following:

(i) the original Letter of Credit being amended; and

(ii) such other approvals, opinions or documents as the Issuer may reasonably request, each dated such date, in form and substance reasonably satisfactory to the Issuer.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES

SECTION 4.01. Representations and Warranties.  The Borrower makes the following representations and warranties to MSB as of the date of this Agreement:

(a)      Organization and Qualification.  The Borrower is duly formed as a limited liability company under the laws of the State of Delaware.  The Borrower has the limited liability company power and authority and has all licenses, permits, orders and other governmental authorities to own or lease its properties or conduct its business in the jurisdictions in which such business is transacted, unless the failure to obtain such licenses, permits, orders or other governmental authorities, with only such exceptions as would not reasonably be expected to have a material adverse effect on the Borrower’s ability to enter into, and to perform its obligations under, this Agreement.

(b)      Power, Authorization and Enforceability.  The Borrower has limited liability company power and authority to execute, deliver and perform this Agreement.  The Borrower has duly authorized the execution, delivery and performance of this Agreement.  This Agreement is the legal, valid, binding and enforceable obligation of the Borrower, enforceable against the Borrower in accordance with its terms, except as may be limited by insolvency, bankruptcy, reorganization or similar laws relating to the enforcement of creditors’ rights generally or by general equitable principles.

(c)      No Conflict and No Violation.  The execution, delivery and performance by the Borrower of this Agreement will not (i) conflict with or result in a breach of the terms or provisions of, or constitute a default under, any agreement or instrument binding on or affecting the Borrower, (ii) violate the certificate of formation or the limited liability company agreement of the Borrower, or (iii) violate any law, or any order, rule or regulation applicable to the Borrower of any court or of any federal or state regulatory body, administrative agency or other governmental instrumentality having jurisdiction over the Borrower or its properties.

(d)      No Proceedings.  There are no proceedings or investigations pending or, to the Borrower’s knowledge, overtly threatened in writing before any court, regulatory body, administrative agency or other governmental instrumentality having jurisdiction over the Borrower or its properties: (i) asserting the invalidity of this Agreement, (ii) seeking to prevent the consummation of any of the transactions contemplated by this Agreement, or (iii) except as disclosed in or contemplated by the Borrower’s Form 10-K Report to the SEC for the year ended December 31, 2009 or in any subsequent Form 10-Q or 8-K Report or otherwise furnished in writing to MSB seeking any determination or ruling that would reasonably be expected to have a material adverse effect on the Borrower’s ability to perform its obligations under this Agreement or the validity or enforceability of this Agreement.

(e)      Consents, etc.  No consent, approval or authorization of any governmental authority, other than any already obtained and in full force and effect, is required in connection with its execution, delivery and performance of this Agreement.

(f)      No Default.  No Default has occurred and is continuing or would occur by reason of its entering into or performing its obligations under this Agreement.

(g)      Material Non-Public Information.  On the date hereof and on each date on which a Request for Commitment in Whole or a Request for Commitment in Part is made, to the Borrower’s best knowledge, all reports and other documents filed by the Borrower with the SEC when considered as a whole (with the more recent of such reports and documents deemed to amend inconsistent statements contained in any earlier such reports and documents), do not contain any untrue statement of a material fact or any omission of a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances in which they were made, not misleading as of such date.

ARTICLE V
EVENTS OF DEFAULT; SUCCESSION EVENT

SECTION 5.01. Events of Default.  If any of the following events (“Events of Default”) shall occur and be continuing:

(a)      (i) The Borrower shall fail to pay any principal of any Letter of Credit Loan when the same shall become due and payable or (ii) the Borrower shall fail to pay any interest on any Letter of Credit Loan or the Borrower shall fail to make any other payment under Section 2.07 of this Agreement within two Business Days after the same shall become due and payable; or

(b)      any Bankruptcy of the Borrower; or

(c)      any representation or warranty made by the Borrower under or in connection with this Agreement or in any certificate furnished hereunder shall prove to have been materially misleading or incorrect in any material respect when made;

then, and in any such event, MSB may, by notice to the Borrower, (i) terminate all Letter of Credit Commitments and/or (ii) declare the Letter of Credit Loans, all interest thereon, fees and all other amounts payable under this Agreement to be forthwith due and payable, whereupon the Letter of Credit Loans and all such interest, fees and all such other amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrower; provided, however, that, in the event of an actual or deemed entry of an order for relief with respect to the Borrower under the Federal Bankruptcy Code, (i) the Letter of Credit Commitments shall automatically terminate and (ii) the Letter of Credit Loans and all such interest, fees and all such other amounts shall automatically become and be due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by the Borrower.

SECTION 5.02. Succession Event.  If a Succession Event shall occur, upon the Issuer’s request, the Borrower shall (a) cause the beneficiary of each outstanding Letter of Credit to return to the Issuer each such applicable Letter of Credit (and the Issuer shall terminate each applicable Letter of Credit Commitment) and repay the aggregate outstanding amount of all Letter of Credit Loans or (b) provide the Issuer with collateral (in a manner reasonably satisfactory to the Issuer) comprising cash and/or negotiable debt obligations issued by the U.S. Treasury Department reasonably determined to be acceptable by MSB at the time they are provided in an aggregate amount equal to at least 100% of the sum of (i) the aggregate Available Amount of all outstanding Letters of Credit plus (ii) the aggregate outstanding amount of all Letter of Credit Loans.

ARTICLE VI
THE PAYING AGENT

SECTION 6.01. Authorization and Action.  Notwithstanding anything in Section 7.06 to the contrary, the Issuer may appoint and authorize any Person to act as paying agent (the “Paying Agent”) hereunder on behalf of the parties hereto with respect to the payments to be made to the Issuer hereunder.

ARTICLE VII
MISCELLANEOUS

SECTION 7.01. Amendments, Etc.  No amendment or waiver of any provision of this Agreement, nor consent to any departure by the Borrower herefrom, shall in any event be effective unless the same shall be in writing and signed by MSB, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

SECTION 7.02. Notices, Etc.  All notices and other communications provided for hereunder shall be in writing (including facsimile or other electronic transmission) and mailed or sent by facsimile or email or delivered:

if to the Borrower, at its address at
PPL Energy Supply, LLC Two North Night Street (GENTW14) Allentown, PA 18101-1179 Attention: Assistant Treasurer
Telephone:	(610) 774-5151
Fax:	(610) 744-5235

with a copy to:
PPL Energy Supply, LLC Two North Night Street (GENTW14) Allentown, PA 18101-1179 Attention: PPL Treasury Settlements
Telephone:	(610) 774-3654
Fax:	(610) 744-5106

if to MSB, at its address at:
Morgan Stanley Bank One Utah Center 201 South Main Street 5th Floor Salt Lake City, UT 84111 Attention: Letter of Credit Department
Telephone:	(801) 236-3655
Fax:	(212) 507-5010

with a copy to:
Morgan Stanley Capital Services Inc. 1585 Broadway, 2nd Floor New York, NY 10036 Attention: Structured Credit Products Group, James Hill
Telephone:	(212) 761-2514
Fax:	(212) 507-6172
Attention: Legal, Richard Ostrander
Telephone:	(212) 761-4709
Fax:	(212) 507-8991

or as to each such party at such other address as shall be designated by such party in a written notice to the other party hereto.  All such notices and other communications shall, when mailed, sent by facsimile, or e-mailed, be effective 5 days after being deposited in the mail, when transmitted by facsimile or when sent by electronic communication, respectively.  Delivery by facsimile or email of an executed counterpart of a signature page to any amendment or waiver of any provision of this Agreement shall be effective as delivery of an original executed counterpart thereof.

SECTION 7.03. No Waiver; Remedies.  No failure by MSB to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any such right hereunder preclude any other or further exercise thereof or the exercise of any other right.  The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

SECTION 7.04. Costs and Expenses; Indemnity.  (a)  The Borrower agrees to pay on demand all reasonable costs and expenses of MSB in connection with the preparation, execution, delivery, administration, modification and amendment of, or any consent or waiver under, any L/C Related Document (other than costs and expenses relating to any hedging arrangement entered into by MSB in connection with any L/C Related Document), and all costs and expenses of MSB in connection with the enforcement of any L/C Related Document, whether in any action, suit or litigation, or any bankruptcy, insolvency or other similar proceeding affecting creditors’ rights generally (including, without limitation, the reasonable fees and expenses of counsel for MSB with respect thereto).

(b)      The Borrower shall indemnify and hold harmless MSB and each of its affiliates and each of their respective officers, directors, employees, agents, advisors and representatives (each, an “Indemnified Party”) from and against any and all claims, damages, losses, liabilities and expenses (including, without limitation, fees and disbursements of counsel), that may be incurred by or asserted or awarded against any Indemnified Party (including, without limitation, in connection with any investigation, litigation or proceeding or the preparation of a defense in connection therewith), in each case arising out of or in connection with or by reason of:

(i) any L/C Related Document or the enforcement of any L/C Related Document,

(ii) the issuance or amendment of any Letter of Credit,

(iii) any payment or action taken or omitted to be taken in connection with any Letter of Credit (including any action or proceeding seeking (A) to restrain any drawing under such Letter of Credit, (B) to compel or restrain the payment of any amount or the taking of any other action under such Letter of Credit, (C) to compel or restrain the taking of any action under any L/C Related Document, or (D) to obtain similar relief (including by way of interpleader, declaratory judgment, attachment, or otherwise), regardless of who is the prevailing party in any such action or proceeding), and

(iv) any act or omission, whether rightful or wrongful, of any present or future de jure or de facto government or governmental authority or any other cause beyond the Indemnified Party’s control or the transactions contemplated hereby or thereby or any actual or proposed use of any Letter of Credit, except to the extent such claim, damage, loss, liability or expense (i) is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted primarily from such Indemnified Party’s gross negligence or willful misconduct or (ii) relates to any breakage costs, termination payments or similar amounts due under any hedging arrangement entered into by MSB in connection with any L/C Related Document, other than breakage costs, termination payments or similar amounts due as a result of a Default under, or other breach of, any L/C Related Document by the Borrower.  In the case of an investigation, litigation or proceeding to which the indemnity in this paragraph applies, such indemnity shall be effective, whether or not such investigation, litigation or proceeding is brought by the Borrower, its directors, security holders or creditors, an Indemnified Party or any other person, or an Indemnified Party is otherwise a party thereto and whether or not the transactions contemplated hereby are consummated.

(c)      No Indemnified Party shall have any liability (whether in contract, tort or otherwise) to the Borrower, or any of its security holders or creditors for or in connection with the transactions contemplated hereby, except to the extent such liability is determined in a final, non-appealable judgment by a court of competent jurisdiction to have resulted primarily from such Indemnified Party’s gross negligence or willful misconduct.  In no event, however, shall any Indemnified Party be liable on any theory of liability for any special, indirect, consequential or punitive damages (including, without limitation, any loss of profits, business or anticipated savings).

SECTION 7.05. Binding Effect.  This Agreement shall become effective when it shall have been executed by the Borrower and MSB and thereafter shall be binding upon and inure to the benefit of the Borrower and MSB and their respective successors and permitted assigns, except that the Borrower shall not have the right to assign its rights hereunder or any interest herein without the prior written consent of MSB.

SECTION 7.06. Assignments and Participations.  Except as expressly provided herein, MSB shall not have the right to assign to any assignee all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of the Letter of Credit Loans owing to it) without the prior written consent of the Borrower, unless a Default shall have occurred and be continuing.  MSB may sell participations to one or more Persons in or to all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of the Letter of Credit Loans owing to it).

SECTION 7.07. Set-off.  (a)  When an Event of Default is continuing, any amount payable to the Borrower pursuant to either (i) this Agreement and/or (ii) any other obligations between the Borrower and MSB or instruments or undertakings issued or executed by MSB to, or in favor of, the Borrower, will, at the option of MSB, be reduced by its setoff against any amounts payable (whether at such time or in the future or upon the occurrence of  a contingency) by the Borrower pursuant to either (i) this Agreement or (ii) any other obligations between the Borrower and MSB or instruments or undertakings issued or executed by the Borrower to, or in favor of, MSB.  MSB will give notice to the Borrower in accordance with Section 7.02 of any setoff effected under this Section 7.07.

(b)      For this purpose, any amounts set off under this Section 7.07 (or the relevant portion of such amount) may be converted by MSB into the currency in which the other is denominated at the rate of exchange at which such party would be able, acting in a reasonable manner and in good faith, to purchase the relevant amount of such currency.

(c)      If an obligation is unascertained, MSB may in good faith estimate that obligation and setoff in respect of the estimate, subject to the relevant party accounting to the other when the obligation is ascertained.

(d)      This Section 7.07 shall be without prejudice and in addition to any right of setoff, counterclaim or other right to which MSB is at any time otherwise entitled (whether by operation of law, contract or otherwise).

SECTION 7.08. Execution in Counterparts.  This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.  Delivery by facsimile or email “pdf.” of an executed counterpart of a signature page to this Agreement shall be effective as delivery of an original executed counterpart of this Agreement.

SECTION 7.09. No Liability of MSB.  The Borrower assumes all risks of the acts or omissions of any beneficiary of any Letter of Credit with respect to its use of such Letter of Credit.  Neither MSB nor any of its officers or directors shall be liable or responsible for:  (a) the use that may be made of any Letter of Credit or any acts or omissions of any beneficiary in connection therewith; or (b) the validity, sufficiency or genuineness of documents, or of any endorsement(s) thereon, even if such documents should in fact prove to be in any or all respects invalid, insufficient, fraudulent or forged; or (c) payment by the Issuer against presentation of documents that do not comply with the terms of any Letter of Credit, including failure of any documents to bear any reference or adequate reference to any Letter of Credit; or (d) any other circumstances whatsoever in making or failing to make payment under any Letter of Credit, except only that the Borrower shall have a claim against the Issuer, and the Issuer shall be liable to the Borrower, to the extent of any direct, but not consequential, damages suffered by the Borrower that the Borrower proves were caused by (i) the Issuer’s willful misconduct or gross negligence as determined in a final, non-appealable judgment by a court of competent jurisdiction in determining whether documents presented under any Letter of Credit comply with the terms of such Letter of Credit or (ii) the Issuer’s willful failure to make lawful payment under a Letter of Credit after the presentation to it of a draft and certificates strictly complying with the terms and conditions of any Letter of Credit.  In furtherance and not in limitation of the foregoing, the Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary.

SECTION 7.10. Jurisdiction, Etc.  (a)  Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in the Borough of Manhattan, New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in any such New York State court or, to the fullest extent permitted by law, in such Federal court.  Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Nothing in this Agreement shall affect any right that any party may otherwise have to bring any action or proceeding relating to this Agreement in the courts of any jurisdiction.

(b)      Each of the parties hereto irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any New York State or Federal court.  Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

SECTION 7.11. Governing Law.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.

SECTION 7.12. Waiver of Jury Trial.  Each of the Borrower and MSB irrevocably waives all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this Agreement, the Letter of Credit Loans, the Letters of Credit or the actions of MSB in the negotiation, administration, performance or enforcement thereof.
[signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

PPL ENERGY SUPPLY, LLC,
as Borrower

By __________________________________________
Title:

MORGAN STANLEY BANK,
as Issuer

By __________________________________________
Title: